Exhibit 99.1
ENCORE ENERGY PARTNERS LP
DENBURY RESOURCES INC.
PRESS RELEASE
Enp Announces First Quarter distribution
General Partner Reviewing strategic alternatives
News Release
Released at 3:30 PM CDT
     DALLAS – April 30, 2010 – Encore Energy Partners LP (NYSE symbol: ENP) (the “Partnership” or “ENP”) announced today that the Board of Directors of its general partner has approved a cash distribution of $0.50 per unit, which will be paid on May 14, 2010 to the Partnership’s unitholders of record at the close of business on May 10, 2010. The distribution is slightly lower than the third and fourth quarter 2009 distribution rate of $0.5375 per unit, due primarily to lower cash settlements on oil and natural gas commodity contracts in the first quarter of 2010.
General Partner to Review Partnership Alternatives
     Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury”), the ultimate parent of the Partnership’s general partner, and the Partnership also announced that they intend to explore a broad range of strategic alternatives to enhance the value of Partnership units, including, but not limited to, those involving a possible merger, sale or other transaction involving the Partnership, Denbury’s general partner interest or all or part of the 46% of Partnership units it owns. Today’s announcement was initiated in light of the pending sale by Denbury of oil and natural gas properties that would have been logical candidates for possible drop-down transactions with the Partnership. They also intend to explore a sale or other transaction involving one or more of the Partnership’s assets, initiated in light of the substantial projected capital requirements required to recognize the full potential value of certain fields owned by the Partnership which are possible CO2 tertiary projects, such as Elk Basin Field. The strategic alternatives process may result in one or more transactions involving the Partnership, Denbury and/or a third party.
     There is no assurance that a review of strategic alternatives will result in the proposal or completion of any transaction with acceptable terms. The Partnership and Denbury do not expect to update the market with any further information on the process unless and until disclosure is deemed appropriate.
About the Partnership
     By virtue of Denbury’s acquisition of Encore Acquisition Company on March 9, 2010, Denbury now owns the general partner of ENP and approximately 46% of the common units of ENP. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.

Cautionary Statement
     This press release includes forward-looking statements, which give ENP’s or Denbury’s current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, including expected distributions and the strategic alternatives process (including the form of any transaction resulting therefrom). The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention from existing operations while pursuing acquisitions and strategic alternatives; availability of capital; the ability of lenders to fulfill their commitments; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in ENP’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contact Information
Denbury Resources Inc.
Phil Rykhoek, CEO
972-673-2000
Mark Allen, Sr. VP and CFO
972-673-2000